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                                                                  EXHIBIT 23(2)



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated February 2, 1998 included in this Annual Report on Form 10-K of Credit Acceptance Corporation for the year ended December 31, 1998, into Credit Acceptance Corporation's previously filed Registration Statement on Forms S-3 (File Nos. 33-75246 (as amended) and 333-18301) and Forms S-8 (File Nos. 33-64876 and 33-80339). It should be noted that we have not audited any financial statements of Credit Acceptance Corporation subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.


                                                     ARTHUR ANDERSEN LLP


Detroit, Michigan
March 30, 1999